Exhibit 10.3

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK
THE UNITED STATES DEPARTMENT OF THE TREASURY,

Plaintiff,

vs.	No. 18 Civ. 1358 ( )

U.S. BANK NATIONAL ASSOCIATION,

Defendant.

STIPULATION AND ORDER OF SETTLEMENT AND DISMISSAL

WHEREAS, this Stipulation and Order of Settlement and Dismissal (“Stipulation”) is entered into by and among plaintiff the U.S. Department of the Treasury (“Treasury Department” or “Government”), by its attorney, Geoffrey S. Berman, United States Attorney for the Southern District of New York, and defendant U.S. Bank National Association (“US Bank” or the “Bank,” and together with the Treasury Department, the “Parties”), by its authorized representatives;

WHEREAS, US Bank is a full-service financial institution headquartered in Cincinnati, Ohio, with over 70,000 employees and 3,100 branches nationwide;

WHEREAS, at all times relevant to this Stipulation, US Bank was subject to, and had to comply with, various requirements set forth in the Currency and Foreign Transactions Reporting Act of 1970, as amended, 31 U.S.C. § 5311 et seq. (“Bank Secrecy Act” or “BSA”), and its implementing regulations. Specifically, the BSA required US Bank to, among other things:

(1) implement and maintain an effective anti-money laundering (“AML”) program that was reasonably designed to prevent the Bank from being used to facilitate money laundering, see 31 U.S.C. § 5318(h); 31 C.F.R. §§ 1020.200–.210; (2) file timely suspicious activity reports (“SARs”) with the Financial Crimes Enforcement Network (“FinCEN”)—a component of the

Treasury Department—on transactions at the Bank that involved funds totaling at least $5,000, and which the Bank knew, suspected, or had reason to suspect either (a) involved funds derived from illegal activities, (b) sought to evade the requirements of the BSA, or (c) had no apparent lawful purpose and could not be reasonably explained, see 31 U.S.C. § 5318(g); 31 C.F.R. § 1020.320; and (3) file timely currency transaction reports (“CTRs”) with FinCEN on any transaction or group of transactions in currency aggregating more than $10,000, see id. §§ 1010.310–.314; 1020.310;

WHEREAS, on February 15, 2018, U.S. Bancorp, US Bank’s parent corporation, entered into a Deferred Prosecution Agreement (“DPA”) with the Criminal Division of the United States Attorney’s Office for the Southern District of New York based on charges that, beginning no later than 2009 and continuing until 2014, it, through the Bank, willfully failed to implement an effective AML program, in violation of 31 U.S.C. § 5318(h), and failed to file SARs, in violation of 31 U.S.C. § 5318(g). As part of the DPA, U.S. Bancorp agreed to forfeit $528 million and admitted that it, through the Bank, had “willfully (i) failed to maintain an effective [AML] program and (ii) failed to report suspicious transactions relevant to a possible law or regulations as required by the Secretary of Treasury”;

WHEREAS, on February 15, 2018, FinCEN issued an Assessment of Civil Money Penalty against US Bank for $185 million (the “Assessment”), based on conduct in which the Bank had engaged during the period starting in December 2011 and continuing until May 2015 (the “Covered Period”). The Assessment alleges that US Bank is liable under the BSA, 31 U.S.C. § 5321, for willfully failing to implement and maintain an effective AML program and to file timely and appropriate SARs and CTRs. The alleged acts and omissions on the part of US Bank identified in the Assessment and in the Government’s complaint in the above-captioned action, The United States Department of the Treasury v. U.S. Bank National Association, No. 18 Civ. 1358 (        ) (the “Action”), constitute the “Covered Conduct” for purposes of this Stipulation;

WHEREAS, on February 15, 2018, after it issued the Assessment, the Treasury Department filed its complaint in this Action (the “Complaint”) in the U.S. District Court for the Southern District of New York. The Complaint alleges that, as a result of the same purported failures identified in the Assessment, US Bank is liable under the BSA for willfully failing to implement and maintain an effective AML program, file timely SARs, and file accurate CTRs. The Complaint seeks an order (1) reducing the $185 million assessment to judgment, and (2) granting the Treasury Department injunctive relief;

WHEREAS, the Parties have, through this Stipulation, reached a mutually-agreeable resolution addressing the claims asserted against US Bank in the Assessment and the Complaint, arising out of the Covered Conduct;

NOW, THEREFORE, upon the Parties’ agreement, IT IS HEREBY ORDERED that:

TERMS AND CONDITIONS

1. The Parties agree that this Court has subject matter jurisdiction over this action and consent to this Court’s exercise of personal jurisdiction over each of them.

2. The Statement of Facts to which U.S. Bancorp has agreed in connection with the DPA (“Statement of Facts”) is incorporated by reference as part of this Stipulation. US Bank admits, acknowledges and accepts responsibility for the facts and conduct contained in the Statement of Facts. Among those facts are:

a.	In April 2004, US Bank began using SearchSpace, a commercially available software system for monitoring transactions flowing through the Bank. The automated monitoring tools that US Bank ran against the data in SearchSpace were “Security Blanket” and Queries. Security Blanket examined transactions that fed into SearchSpace and assigned each transaction a score to reflect the extent to which it was unusual or unexpected for the relevant customer. The Bank began implementing Queries to complement Security Blanket in 2005. Queries were “rules” that were run against transaction data in SearchSpace to identify indicia of potentially suspicious activity.

b.	The Bank set numerical caps on the number of alerts generated by Security Blanket and six of its twenty-two Queries, and did not eliminate all caps until 2014.

c.	In 2009, US Bank began offering both customers and non-customers the ability to conduct Western Union (“WU”) currency transactions at US Bank branches. Although the Bank knew that WU transactions involving non-customers of the Bank would not be monitored in SearchSpace, it processed such transactions until 2014.

d.	In October 2015, the Bank entered into a consent order with the Office of the Comptroller of Currency (“OCC”), the Bank’s primary regulator and FinCEN’s delegated examiner for BSA compliance, based on various deficiencies in its AML compliance program, including those enumerated above and in paragraph 3(f) below.

e.	Pursuant to the consent order, the Bank performed a look-back analysis to assess the impact of the Bank’s deficient monitoring practices. Specifically, the Bank reanalyzed transactions that occurred during the six months prior to taking steps to remedy these practices, including removing fixed limits on Security Blanket alerts, lifting caps on and expanding coverage of various Queries, and refusing to process WU transactions from non-customers.

f.	The look-back analysis resulted in the generation of an additional 24,179 alerts and the filing of 2,121 SARs.

3. US Bank further admits, acknowledges and accepts responsibility for the following facts and conduct.

a.

On October 26, 2001, the President signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No 107-56 (the “Patriot Act”). Title III of the Patriot Act amended the anti-money laundering provisions of the BSA, 31 U.S.C. § 5311 et seq., to require financial institutions to establish and maintain appropriate AML compliance programs. At a minimum and among other things, an appropriate AML compliance program includes the following: (a) internal policies, procedures, and controls designed to guard against money laundering; (b) an individual or individuals to coordinate and monitor day-

to-day compliance with BSA and AML requirements (which requires an institution to provide the level of staff and resources necessary to administer an effective AML program based on the institution’s risk profile); (c) an independent audit function to test compliance programs; and (d) an ongoing employee training program. 31 U.S.C. § 5318(h); 31 C.F.R. § 1020.210.

b.	The BSA and regulations issued under the BSA in effect at all times relevant to this case required financial institutions to report “suspicious transaction[s] relevant to a possible violation of law or regulation.” 31 U.S.C. § 5318(g)(1); 31 C.F.R. § 1020.320(a)(1). BSA regulations provide that a transaction is reportable if it is “conducted or attempted by, at, or through the bank,” “involves or aggregates at least $5,000 in funds or other assets,” and “the bank knows, suspects, or has reason to suspect that . . . [t]he transaction involves funds derived from illegal activities or is intended or conducted in order to hide or disguise funds or assets derived from illegal activities (including, without limitation, the ownership, nature, source, location, or control of such funds or assets) as part of a plan to violate or evade any law or regulation” or that the “transaction has no business or apparent lawful purpose.” 31 C.F.R. § 1020.320(a)(2). Financial institutions satisfy their obligation to report such a transaction by filing a SAR with FinCEN “no later than 30 calendar days after the date of initial detection . . . of facts that may constitute a basis for filing a SAR.” Id. § 1020.320(b).

c.	The BSA and regulations issued under the BSA in effect at all times relevant to this case further required financial institutions to “file a report of each deposit, withdrawal, exchange of currency or other payment or transfer, by, through, or to such financial institution which involves a transaction in currency of more than $10,000.” 31 C.F.R. § 1010.311; see 31 U.S.C. § 5313(a). Financial institutions satisfy their obligations to report such a transaction by filing a CTR with FinCEN “within 15 days following the day on which the reportable transaction occurred.” 31 C.F.R. § 1010.306(a). Such CTRs must “be filed on forms prescribed by the Secretary [of Treasury],” and “[a]ll information called for in such forms shall be furnished.” Id. § 1010.306(d). At all times relevant to this matter, such forms required financial institutions to identify by name the individual or entity on whose behalf the reportable transaction was conducted.

d.

As part of the look-back analysis described above in paragraph 2(e), the Bank also reanalyzed transactions implicated by changes it had made to its processes and procedures for identifying and addressing high-risk customers. Such changes addressed, among other things, defects in the Bank’s customer risk-rating program, including its prior failure to review customer relationships in their entirety—i.e., across the Bank’s different business lines—in order to obtain an enterprise-wide view of customer risk, as well as the Bank’s failure to include important information about its clients in its risk-rating analysis, such as a customer’s country of citizenship and occupation. The exclusion of this information resulted in high-risk customers being risk-rated based on incomplete information.

e.	The OCC consent order look-back analysis resulted in the following SAR filings: with respect to high-risk customers, 136 SARs on transactions of more than $120 million; with respect to Queries and Security Blanket, 987 SARs on transactions of over $220 million; and with respect to WU transactions, 431 SARs on transactions of more than $12 million. The additional SARs that US Bank filed as a result of its look-back analysis addressed structuring, as well as additional types of potential financial crime and underlying criminal activity.

f.	The look-back analysis covered various time periods, but did not cover the full time periods when the Bank’s deficient monitoring practices were in effect. A similar analysis of the remainder of those time periods would have identified additional transactions for which SARs should have been filed. Indeed, in 2014, senior management at the Bank became aware of the numerical caps on alerts generated by Security Blanket and Queries and retained a third-party consultant to analyze the impact of said caps. The Bank shared the following findings with the OCC:

•	Queries. To test the impact of the Bank’s Query thresholds, the consultant sampled 68 accounts that Queries had flagged in 2013, but that had not alerted because the accounts fell below the alert limits that were then in effect. The consultant found that 26 of the accounts (38%) were “productive or potentially productive,” meaning that, for those accounts, the consultant was unable to identify a reasonable explanation for the unusual alert activity.

•	WU. The consultant also tested a sample of Internal Referral Forms (“IRFs”) that Bank employees had completed between June 2009 and December 2011 for non-customer money transfers involving WU. IRFs were a mechanism through which Bank employees could raise AML concerns. The IRFs were not, however, part of the automated monitoring system that served as the Bank’s primary AML monitoring tool, which as noted above, did not review WU transactions by non- customers. The consultant concluded that, by failing to review IRFs between June 2009 and December 2011, the Bank had failed to file approximately 77 SARs.

•	Security Blanket. The consultant also estimated that, if the Bank had held its monthly Security Blanket alert limit at 1,000 in the period between April 2006 and December 2008—rather than reducing the limit to 500—the Bank would have filed an additional 561 SARs. The consultant did not analyze how many additional SARs the Bank would have filed during that time period (beyond the 561 referenced above) if it had eliminated the monthly alert limit altogether. Neither did the consultant consider the effect of raising the alert limits for the capped Queries, even though the alerts from those Queries had historically produced a higher volume of SARs than the alerts from Security Blanket. The consultant did, however, consider a sample of 97 accounts with Security Blanket alerts that fell below US Bank’s alert thresholds. It determined that 21 of those accounts (21.7%) were “productive or potentially productive,” as that term is defined above.

•	The “90-Day Rule.” Finally, the consultant analyzed the impact of the Bank’s “90-day rule,” under which Queries on accounts that had generated an alert within the last 90 days would not generate a new alert, regardless of how suspicious the activity appeared to be or whether the prior alert resulted in a SAR. Considering three example Queries, the consultant estimated that, in 2013, the 90-day rule had caused US Bank not to investigate as many as 6,000 “productive” alerts.

g.	CTR reporting requirements play a major role in FinCEN’s core mission to safeguard the financial system from illicit use through the collection, analysis, and dissemination of financial intelligence. Because cash- intensive businesses are criminal organizations’ method of choice for laundering the proceeds of illegal cash transactions, FinCEN and law enforcement rely on the accurate and timely filing of CTRs by financial institutions to establish and follow the trail that documents the movement of potentially illicit funds.

h.	From July 7, 2014 through May 27, 2015, US Bank filed 5,052 CTRs with incomplete and inaccurate information. During that period, when filling out the CTR forms at issue, in the field where the Bank was supposed to identify by name the entity on whose behalf the transactions were being conducted, the Bank wrote the name of its customer (i.e., a domestic respondent bank). However, the domestic respondent bank was not conducting the transactions on its own behalf, but rather on behalf of its customers’ customers. In most cases, the respondent bank’s customers were credit unions, and for at least $600 million of the currency transactions, the credit unions’ customers (i.e., the entities on whose behalf the transactions were being conducted) were money services businesses (“MSBs”). The Bank included the MSBs’ tax identification numbers (“TINs”) in the CTRs, but it reported those TINs as belonging to the respondent bank.

i.	By filing the CTRs in this way, US Bank impeded law enforcement’s ability to identify and track potentially unlawful behavior, as a search of the CTRs using the names of the relevant MSBs would have yielded no responses. The transactions underlying these CTRs involved more than $600 million.

4. US Bank shall pay the United States of America (“United States”) $185,000,000 (one hundred and eighty-five million dollars) within thirty (30) business days of the Effective Date, which is defined below in Paragraph 25 (“Settlement Amount”). US Bank’s obligation to pay the Settlement Amount will be deemed satisfied if, within thirty (30) business days of the Effective Date, (a) it pays $70 million (seventy million dollars) to the Treasury Department and (b) U.S. Bancorp pays the United States the full amount it is required to pay under the DPA, pursuant to the terms of the DPA.

5. The $70 million payment required by Paragraph 4 above shall be made in accordance with instructions to be provided by the Financial Litigation Unit of the United States Attorney’s Office for the Southern District of New York.

6. US Bank has provided FinCEN with a description of the substantial steps it has taken to remediate its BSA/AML program, including actions aimed at fostering a culture of compliance and ensuring compliance with all applicable BSA program and reporting requirements. Moving forward, the Bank will continue its commitment to provide sufficient resources to its BSA/AML Program, including in terms of staff levels, budgets, and systems, commensurate with its size, complexity, products, and services. The Bank will also continue its efforts to maintain an effective automated transaction monitoring system to ensure accurate and timely compliance with its reporting requirements.

7. To keep FinCEN informed of its efforts, US Bank agrees that, for a period of two (2) years from the Effective Date of this Stipulation, it will: (a) meet with FinCEN annually to identify all remedial actions the Bank has taken during the preceding calendar year to address prior deficiencies related to its allocation of resources (including sufficient staff) to its BSA/AML Program, and explain why existing resource levels are sufficient to maintain compliance with the BSA; and (b) meet with FinCEN annually to identify any independent testing that has been conducted (either internally or externally) during the preceding calendar year on the BSA functions at the Bank, including model validation of its transaction monitoring software and reviews of its processes and procedures regarding alert generation, investigation of alerts, and disposition of alerts (collectively, the “Reporting Requirements”).

8. Subject to the exceptions in Paragraph 9 below (concerning excluded claims) and Paragraph 16 below (concerning bankruptcy proceedings), and conditioned on US Bank’s full compliance with the terms of this Stipulation, including US Bank’s full payment of the Settlement Amount as set forth in Paragraph 4 above, as well as its full compliance with the Reporting Requirements in Paragraph 7 above and the Cooperation Requirements in Paragraph 11 below, the Government releases US Bank from any civil or administrative claim for monetary or injunctive relief that the Government has for the Covered Conduct under the BSA, 31 U.S.C. §§ 5320, 5321, and its implementing regulations. For avoidance of doubt, this Stipulation does not release any current or former officer, director, employee, or agent of US Bank from liability of any kind.

9. Notwithstanding the release given in Paragraph 8 above, or any other term of this Stipulation, the following claims of the Government are specifically reserved and are not released by this Stipulation:

a. any liability arising under Title 26, United States Code (Internal Revenue Code);

b. any criminal liability;

c. except as explicitly stated in this Stipulation, any civil or administrative liability;

d. any liability to the Government for any conduct other than the Covered Conduct;

e. any liability based upon obligations created by this Stipulation; and

f. any liability of individuals.

10. US Bank shall be in default of this Stipulation if it fails to make the required payment set forth in Paragraph 4 above on or before the due date for such payment, or if it fails to comply materially with any other term of this Stipulation that applies to it, including the Reporting Requirements in Paragraph 7 above and the Cooperation Requirements in Paragraph 11 below (“Default”). The Government shall provide written notice of any Default in the manner set forth in Paragraph 26 below. US Bank shall then have an opportunity to cure the Default within ten (10) calendar days from the date of delivery of the notice of Default. In the event that a Default is not fully cured within ten (10) calendar days of the delivery of the notice of Default (“Uncured Default”), interest shall accrue at the rate of 12% per annum compounded daily on any remaining unpaid principal balance of the Settlement Amount, beginning seven (7) business days after mailing of the notice of Default. In the event of an Uncured Default relating to the Settlement Amount, US Bank agrees to the entry of the consent judgment attached hereto as Exhibit A and that the Government may take action to collect on the consent judgment. In the event of an Uncured Default relating to the Settlement Amount or any other term of this Stipulation that applies to US Bank, including the Reporting and Cooperation Requirements, US Bank further agrees that the Government, at its option, may (a) rescind this Stipulation and reinstate the Complaint, as well as any claims that could be asserted for the Covered Conduct; (b) seek specific performance of this Stipulation; (c) offset the remaining unpaid balance of the Settlement Amount (including interest) from any amounts due and owing to US Bank by any department, agency, or agent of the United States; or (d) exercise any other rights granted by law, or under the terms of this Stipulation, or recognizable at common law or in equity. US Bank shall not contest any offset imposed or any collection undertaken by the Government pursuant to this Paragraph, either administratively or in any Federal or State court. In addition, US Bank shall pay the Government all reasonable costs of collection and enforcement under this Paragraph, including attorneys’ fees and expenses. In the event that the Government opts to rescind this Stipulation pursuant to this Paragraph, US Bank shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any civil or administrative claims that relate to the Covered Conduct, except to the extent such defenses were available on the date the Complaint was originally filed.

11. US Bank agrees to cooperate fully and truthfully with FinCEN’s investigation of individuals not released in this Stipulation. Upon reasonable notice, US Bank shall encourage, and agrees not to impair, the cooperation of its directors, officers, and employees, and shall use its best efforts to make available, and encourage, the cooperation of former directors, officers, and employees in interviews and testimony, consistent with the rights and privileges of such individuals. To the extent permitted by applicable law, US Bank further agrees to furnish to FinCEN, upon request, complete and unredacted copies of all non-privileged documents, reports, memoranda of interviews, and records in its possession, custody, or control concerning any investigation of the Covered Conduct that it has undertaken, or that has been performed by another on its behalf.

12. US Bank waives and shall not assert any defenses it may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Stipulation bars a remedy sought in such criminal prosecution or administrative action. Nothing in this Paragraph or any other provision of this Stipulation constitutes an agreement by the Government concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

13. US Bank fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that it has asserted, could have asserted, or may assert in the future against the Government, its agencies, officers, agents, employees, or servants, related to the Covered Conduct and the Government’s investigation, prosecution and settlement of the Covered Conduct.

14. This Stipulation is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity except as otherwise provided herein.

15. US Bank represents and warrants that it has reviewed its financial situation, that it is currently solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and that it reasonably believes as of the date hereof that it shall remain solvent following compliance with its obligations under this Stipulation. Further, the Parties warrant that, in evaluating whether to execute this Stipulation, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to US Bank within the meaning of 11 U.S.C. § 547(c)(1); and (b) have concluded that these mutual promises, covenants, and obligations due, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which US Bank was or became indebted to on or after the date of this Stipulation, within the meaning of 11 U.S.C. § 548(a)(1).

16. If US Bank commences, or a third party commences, any case, action, or other proceeding under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking an order for relief of US Bank’s debts, or seeking to adjudicate US Bank as bankrupt or insolvent; or (b) seeking appointment of a trustee, custodian, or other similar official for US Bank or for all or any substantial part of US Bank’s assets, US Bank agrees as follows:

a. US Bank’s obligations under this Stipulation may not be avoided pursuant to 11 U.S.C. § 547, and US Bank shall not argue or otherwise take the position in any such case, action, or proceeding that (i) US Bank’s obligations under this Stipulation may be avoided under 11 U.S.C. § 547; (ii) US Bank was insolvent at the time this Stipulation was entered into; or (iii) the mutual promises, covenants, and obligations set forth in this Stipulation do not constitute a contemporaneous exchange for new value given to US Bank.

b. If US Bank’s obligations under this Stipulation are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy Code, the Government, at its sole option, may rescind the release in this Stipulation and pursue any civil and/or administrative claim, action, or proceeding against US Bank that would otherwise be covered by the release in Paragraph 8 above. US Bank agrees that (i) any such claim, action, or proceeding brought by the Government would not be subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the case, action, or proceeding described in the first clause of this Paragraph, and US Bank shall not argue or otherwise contend that the claim, action, or proceeding is subject to an automatic stay; (ii) US Bank shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such claim, action, or proceeding that is brought by the Government within 60 calendar days of written notification that the releases in the Stipulation have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on the date the Complaint was originally filed; and (iii) the Government has a valid claim against US Bank for the full Settlement Amount, and the Government may pursue the claim in the case, action, or proceeding described in the first clause of this Paragraph, as well as in any other case, action, or proceeding.

c. US Bank acknowledges that the agreements in this Paragraph are provided in exchange for valuable consideration provided in this Stipulation.

17. US Bank agrees to the following:

a. Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47) incurred by or on behalf of US Bank in connection with:

i. the matters covered by this Stipulation;

ii. any audit(s) and civil and/or criminal investigation(s) by the United States of matters covered by this Stipulation;

iii. US Bank’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil and/or criminal investigation(s) in connection with matters covered by this Stipulation (including attorneys’ fees);

iv. the negotiation and performance of this Stipulation; and

v. any payments US Bank makes to the United States pursuant to this Stipulation,

are unallowable costs for government contracting purposes (hereinafter referred to as “Unallowable Costs”).

b. Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by US Bank, and the Bank shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States.

c. Treatment of Unallowable Costs Previously Submitted for Payment: Within 90 days of the Effective Date of this Stipulation, US Bank shall identify and repay by adjustment to future claims for payment or otherwise any Unallowable Costs included in payments previously sought by US Bank from the United States. US Bank agrees that the United States, at a minimum, shall be entitled to recoup from US Bank any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted requests for payment. The United States, including the Treasury Department, the Department of Justice and/or any other affected agency, reserves its rights to audit, examine, or re-examine US Bank’s books and records and to disagree with any calculations submitted by US Bank regarding any Unallowable Costs included in payments previously sought by the Bank, or the effect of any such Unallowable Costs on the amount of such payments.

18. The Government’s Complaint is hereby dismissed under Fed. R. Civ. P. 41(a)(2), but the Court shall retain jurisdiction over this Stipulation and over the Government and US Bank to enforce the obligations of each under this Stipulation.

19. Each Party shall bear its own legal and other costs incurred in connection with this matter.

20. Any failure by the Government to insist upon the full or material performance of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and the Government, notwithstanding that failure, shall have the right thereafter to insist upon the full or material performance of any and all of the provisions of this Stipulation.

21. This Stipulation is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Stipulation is the United States District Court for the Southern District of New York. For purposes of construing this Stipulation, this Stipulation shall be deemed to have been drafted by all Parties to this Stipulation and shall not, therefore, be construed against any Party in any subsequent dispute.

22. This Stipulation constitutes the complete agreement between the Parties with respect to the subject matter hereof. This Stipulation may not be amended except by written consent of the Parties.

23. The undersigned counsel and any other signatories represent and warrant that they are fully authorized to execute this Stipulation on behalf of persons and the entities indicated below.

24. This Stipulation is binding on US Bank’s successors, transferees, heirs, and assigns.

25. This Stipulation may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Stipulation. E-mails that attach signatures in PDF form or facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Stipulation.

26. Any notices or requests pursuant to this Stipulation shall be in writing and shall be delivered by hand, express courier, or email transmission followed by postage-prepaid mail, and shall be addressed as follows:

IF TO THE GOVERNMENT:

Christopher B. Harwood

Caleb Hayes-Deats

Assistant United States Attorneys

United States Attorney’s Office

Southern District of New York

86 Chambers Street, Third Floor

New York, New York 10007

Email: christopher.harwood@usdoj.gov

            caleb.hayes-deats@usdoj.gov

IF TO US BANK:

Boyd M. Johnson III

Wilmer Cutler Pickering Hale Dorr LLP

7 World Trade Center

New York, NY 10007

(212) 230-8800

Email: boyd.johnson@wilmerhale.com

And:

Samuel W. Seymour

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-4000

Email: seymours@sullcrom.com

27. US Bank, having truthfully admitted the facts set forth in Paragraphs 2 & 3 above (the “Admissions”), agrees that it shall not take any action or make any public statements contradicting or denying, directly or indirectly, the Admissions.

28. The Effective Date of this Stipulation is the date upon which the Stipulation is approved and entered by the Court.

Agreed to by:

U.S. DEPARTMENT OF THE TREASURY

Dated: New York, New York

            February 15, 2018

GEOFFREY S. BERMAN
United States Attorney for the Southern District of New York

By:	/s/ CHRISTOPHER B. HARWOOD
CHRISTOPHER B. HARWOOD CALEB HAYES-DEATS
Assistant United States Attorneys 86 Chambers Street, Third Floor New York, New York 10007

Attorney for the U.S. Department of the Treasury

US BANK

Dated: February 15, 2018

By:	/s/ Boyd M. Johnson III
Boyd M. Johnson III
WILMER CUTLER PICKERING HALE AND DORR LLP 7 World Trade Center New York, NY 10007 (212) 230-8800

/s/ Samuel W. Seymour
Samuel W. Seymour
SULLIVAN & CROMWELL LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Attorneys for US Bank

By:	/s/ Andreew Cecere
Andrew Cecere
President and Chief Executive Officer
U.S. Bancorp

SO ORDERED:

HON.
UNITED STATES DISTRICT JUDGE

Dated: February     , 2018

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK

THE UNITED STATES DEPARTMENT OF THE TREASURY,

Plaintiff,

vs.	No. 18 Civ. 1358 ( )

U.S. BANK NATIONAL ASSOCIATION,

Defendant.

CONSENT JUDGMENT

Upon the consent of plaintiff the U.S. Department of the Treasury (“Treasury Department”) and defendant U.S. Bank National Association (“US Bank”), it is hereby

ORDERED, ADJUDGED and DECREED: that the Treasury Department is awarded judgment in the amount of $185,000,000 (one hundred and eighty-five million dollars) as against US Bank, as well as post-judgment interest at the rate of 12% per annum compounded daily.

Agreed to by:

U.S. DEPARTMENT OF THE TREASURY

Dated: New York, New York

            February 15, 2018

GEOFFREY S. BERMAN
United States Attorney for the Southern District of New York

By:	/s/ CHRISTOPHER B. HARWOOD
CHRISTOPHER B. HARWOOD CALEB HAYES-DEATS
Assistant United States Attorneys 86 Chambers Street, Third Floor New York, New York 10007

Attorney for the U.S. Department of the Treasury

US BANK

Dated: February 15, 2018

By:	/s/ Boyd M. Johnson III
Boyd M. Johnson III
WILMER CUTLER PICKERING HALE AND DORR LLP 7 World Trade Center New York, NY 10007 (212) 230-8800

/s/ Samuel W. Seymour
Samuel W. Seymour
SULLIVAN & CROMWELL LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Attorneys for US Bank

By:	/s/ Andreew Cecere
Andrew Cecere
President and Chief Executive Officer
U.S. Bancorp

SO ORDERED:

HON.
UNITED STATES DISTRICT JUDGE
Dated: February , 2018